                                                                   EXHIBIT 10.7


                              INVESTMENT AGREEMENT

                            dated as of May 24, 1999

                                     between

                               BRERA CLASSIC, LLC

                                       and

                          CLASSIC COMMUNICATIONS, INC.

                                TABLE OF CONTENTS


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                                    ARTICLE I

                                   DEFINITIONS
         Section 1.1  Definitions............................................1
         Section 1.2  General Interpretive Principles.......................12


                                   ARTICLE II

                        ISSUANCE AND SALE OF COMMON STOCK

         Section 2.1  Issuance and Sale of Common Stock.....................12
         Section 2.2  Closing...............................................12


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Section 3.1  Corporate Organization and Qualification..............13
         Section 3.2  Authorization of Agreements...........................13
         Section 3.3  Consents; No Conflicts................................14
         Section 3.4  Capitalization; Securities............................14
         Section 3.5  Subsidiaries..........................................15
         Section 3.6  Company Reports; Financial Statements; Books
                      and Records...........................................16
         Section 3.7  Undisclosed Liabilities...............................17
         Section 3.8  Absence of Certain Changes............................17
         Section 3.9  Commitments...........................................19
         Section 3.10  Property.............................................20
         Section 3.11  Real Property........................................21
         Section 3.12  Year 2000............................................22
         Section 3.13  Litigation...........................................22
         Section 3.14  Systems Information..................................23
         Section 3.15  No Other Operators...................................24
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                                       i
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         Section 3.16  Compliance with Laws; Regulatory Approvals...........24
         Section 3.17  Taxes................................................27
         Section 3.18  ERISA and Other Employment Matters...................28
         Section 3.19  Contracts............................................30
         Section 3.20  Financial Advisors and Brokers.......................31
         Section 3.21  Exemption from Registration..........................32
         Section 3.22  Insurance............................................32
         Section 3.23  Environmental Protection.............................32
         Section 3.24  Insider Interests and Affiliate Transactions.........34
         Section 3.25  Bonds................................................35
         Section 3.26  Disclosure...........................................35


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

         Section 4.1  Organization and Qualification........................35
         Section 4.2  Authorization of Agreements...........................35
         Section 4.3  Consents; No Conflicts................................36
         Section 4.4  Financial Advisors and Brokers........................36
         Section 4.5  Ownership of Company Equity Securities;
                      Purpose of Investment.................................36
         Section 4.6  No Prior Activities...................................37

                                   ARTICLE V

                              PRE-CLOSING COVENANTS


         Section 5.1  Consents; HSR Act.....................................37
         Section 5.2  Conduct of Business...................................38
         Section 5.3  Access................................................39
         Section 5.4  Non-Solicitation......................................40
         Section 5.5  Supplements to Disclosure Schedule;
                      Notice and Cure.......................................40
         Section 5.6  Financing.............................................41
         Section 5.7  Stock Incentive Plan..................................41
         Section 5.8  Fairness Opinion......................................41
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                                       ii

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                                   ARTICLE VI

                              ADDITIONAL COVENANTS
         Section 6.1  Publicity.............................................41
         Section 6.2  Director and Officer Indemnification..................42
         Section 6.3  Legend................................................42
         Section 6.4  Further Assurances....................................43


                                   ARTICLE VII

                                   CONDITIONS

         Section 7.1  Conditions to Investor's Obligations..................43
         Section 7.2  Conditions of the Company's Obligations...............45

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1  Termination of Agreement..............................46
         Section 8.2  Effect of Termination.................................47


                                   ARTICLE IX

                                    REMEDIES

         Section 9.1  Indemnification.......................................47
         Section 9.2  Survival of Representations and Warranties............50
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                                       iii



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                                    ARTICLE X

                                  MISCELLANEOUS
         Section 10.1  Fees and Expenses....................................51
         Section 10.2  Notices..............................................52
         Section 10.3  Remedies Cumulative..................................53
         Section 10.4  Entire Agreement; Amendment; Waiver..................53
         Section 10.5  Counterparts.........................................54
         Section 10.6  Governing Law........................................54
         Section 10.7  Consent to Jurisdiction and Service of Process;
                       Appointment of Agent for Service of Process..........54
         Section 10.8  Waiver of Jury Trial.................................55
         Section 10.9  Successors and Assigns...............................56
         Section 10.10  No Third-Party Beneficiaries........................56
         Section 10.11  Brera Capital Partners Limited Partners.............56

                                    EXHIBITS


EXHIBIT A            FORM OF OPINION OF WINSTEAD SECHREST & MINICK
EXHIBIT B            FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER
                           AND FLOM (ILLINOIS)
EXHIBIT C            FORM OF STOCKHOLDERS' AGREEMENT
EXHIBIT D            FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT E            FORM OF OPINION OF COLE, RAYWID & BRAVERMAN
EXHIBIT F            FORM OF VCOC LETTER
EXHIBIT G            BELISLE (EMPLOYMENT) AGREEMENT
EXHIBIT H            SEACH (EMPLOYMENT) AGREEMENT
EXHIBIT I            STOCKHOLDER VOTING AGREEMENT


                              DISCLOSURE SCHEDULES

SECTION              DESCRIPTION
3.3                  Consents
3.4(a)               Capitalization
3.4(b)               Restriction on Dividends
3.5                  Subsidiaries
3.7                  Liabilities
3.8                  Absence of Certain Changes
3.9                  Commitments
3.10(a)                    Property
3.10(b)                    Proprietary Software
3.11(a)                    Real Property
3.11(b)                    Claims Under Real Property Leases
3.13                 Litigation
3.14                 Systems Information
3.15                 No Other Operations
3.16(a)                    No Violation of Law
3.16(b)                    Licensing
3.16(c)                    Pole Attachments
3.16(d)                    Programming Agreements
3.16(e)                    Cable Act
3.16(f)              CLI
3.16(g)                    FAA Rules and Regulations

3.16(h)                    Copyright
3.17                 Taxes
3.18(a)                    ERISA and Other Employment Matters
3.18(d)                    ERISA; Contributions
3.18(e)                    ERISA; Acceleration
3.18(h)                    ERISA; Limitations
3.19(a)                    Contracts - Cable Data
3.19(b)                    Contracts - Severance
3.22                 Insurance
3.23                 Environmental Protection
3.23(a)                    Environmental Licenses
3.24                 Insider Interests and Affiliate Transactions
3.25                 Bonds
4.3                  Investor Consents
5.2(b)               1999 Capital Expenditure Plan
5.6                  Financing Plan

                              INVESTMENT AGREEMENT


                  This INVESTMENT AGREEMENT (this "Agreement"), dated as of May 24, 1999, is by and between Brera Classic, LLC, a Delaware limited liability company (the "Investor") and Classic Communications, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the Classic Companies own and operate cable television systems operating in the states of Arkansas, Colorado, Kansas, Missouri, Nebraska, New Mexico, Oklahoma and Texas (the "Systems");

                  WHEREAS, on the terms set forth in this Agreement, the Investor has agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investor, (i) 5,490,734 shares of newly issued voting Common Stock at a price of $14.57 per share and (ii) 1,000,000 shares of newly issued voting Common Stock at a price of $20.00 per share, for an aggregate purchase price of $100,000,000 for 6,490,734 shares of Common Stock (the "Securities");

                  WHEREAS, Classic Cable has entered into the Acquisition Agreement, pursuant to which it will purchase, directly or indirectly, all of the capital stock of the Buford Group, Inc., a Delaware corporation (the "Acquisition"); and

                  WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

                  Section 1.1 Definitions. As used in this Agreement, the following terms will have the meanings set forth below:

                  "Acquisition" has the meaning set forth in the recitals.

                  "Acquisition Agreement" means the acquisition agreement, dated as of May 11, 1999, among Buford Group, Inc., Classic Cable and the sellers named therein.

                  "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

                  "Agreement" means this Agreement, including the Schedules and Exhibits hereto.

                  "Alternate Transaction" means any (A) direct or indirect acquisition or purchase of any Equity Securities of, or other indirect equity interest in, the Company or any of its Subsidiaries (other than ordinary issuances of Equity Securities pursuant to any existing employee benefit plans and issuances of securities among the Company and its Wholly-Owned Subsidiaries), or (B) merger, combination, recapitalization, liquidation, sale of all or substantially all of the Assets, dissolution or similar transaction involving the Company or any of its Subsidiaries.

                  "Assets" means all assets or properties of every kind, nature, character, and description, including all tangible, intangible, personal, real or mixed, used, owned or leased by the Classic Companies.

                  "Basic Subscriber" means as of any date of determination, without duplication, the sum of all of the following which are receiving basic cable television service provided by the Systems: (a) private residential customer accounts that are billed by individual unit, regardless of whether such accounts are in single family homes or in individually billed units in apartment houses and other multi-unit buildings (excluding Nonstandard Charges), each of which shall be counted as one "Basic Subscriber", and (b) all commercial, bulk-billed and other accounts not billed by individual unit, such as correctional facilities, hotels, motels, apartment houses and multi-family homes; provided that the number of "Basic Subscribers" serviced by each such account shall be deemed to be an amount equal to the quotient of (x) the aggregate monthly basic cable television service revenue and expanded basic cable television service revenue (without duplication) derived by the Systems from such accounts (excluding any Nonstandard Charges and amounts received from DirectTV), in each case for the last calendar month preceding the date of such determination, divided by (y) the sum of the Basic Subscriber Rate and the Expanded Basic Rate (without duplication) in each case in effect on the date of such determination. Notwithstanding the foregoing, the term "Basic Subscriber" will not include any commercial, residential or other subscriber (i) who has not paid for basic television services from a System at the full non-discounted Basic Subscriber Rate for such System for at least one (1) full month, (ii) whose account as of the Closing Date is more than sixty (60) days or more past due from the date on which any part of such account was first due (unless, if more than sixty (60) days past due, the excess amount so past due is no more than $10.00 (excluding late charges)),
(iii) who has requested, or whose service is pending, disconnection for any reason, (iv) who comes within the definition of Basic Subscriber because its account (or any part thereof) has been compromised or written off other than in the ordinary course of business consistent with past practices for reasons such as service interruptions and waiver of late charges (v) any seasonal subscriber who receives a discounted service, or (vi) who is a subscriber as a result of extraordinary marketing or promotional efforts or marketing or promotional efforts not consistent with the past practices of the business.

                  "Basic Subscriber Rate" means the aggregate monthly fees and charges for the provision of basic cable television services provided by the Systems and excluding any Nonstandard Charges, copyright fees, franchise fees and regulatory fees charged to customers served by the Systems, as of the end of the last full month prior to the date of determination.

                  "Belisle" means J. Merritt Belisle.

                  "Belisle Agreement" means the employment agreement between the Company and Belisle, substantially in the form of Exhibit G.

                  "beneficially own" with respect to any securities, means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act in effect on the date hereof, except that a Person will be deemed to beneficially own all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time). The terms "beneficial ownership," "beneficial owner," and "owned beneficially" have correlative meanings.

                  "Board of Directors" means the board of directors of the Company.

                  "Business Day" means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "Cable Act" means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Section 151 et seq, and all other provisions of the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder.

                  "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company, as such may be amended from time to time.

                  "Classic Cable" means Classic Cable, Inc., a Delaware corporation and Wholly- Owned Subsidiary of the Company.

                  "Classic Companies" means the Company, Classic Cable, Classic Cable Holding, Inc., a Delaware corporation, Ponca Holdings, Inc., a Delaware corporation, Classic Telephone, Inc., a Delaware corporation, Universal Cable Holding, Inc., a Delaware corporation, Universal Cable Communications Inc., a Delaware corporation, Universal Cable of Beaver, Oklahoma, Inc., a Delaware corporation, Universal Cable Midwest, Inc., a Delaware corporation, WT Acquisition Corporation, a Delaware corporation, W.K. Communications, Inc., a Kansas corporation, Television Enterprises, Inc., a Texas corporation, Black Creek Communications, L.P., a Delaware limited partnership, and Black Creek Management, LLC, a Delaware limited liability company.

                  "Cleanup" means all actions required under Environmental Laws to (1) cleanup, remove, treat or remediate Hazardous Material in the outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; (4) respond to any requests from a Governmental Entity for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Materials in the outdoor environment; or (5) any legal or administrative proceedings related to items (1) through (4), including actions brought by third-parties to recover costs incurred with respect to Cleanup.

                  "Closing" has the meaning set forth in Section 2.2.

                  "Closing Date" has the meaning set forth in Section 2.2.

                  "Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

                  "Commission" means the U.S. Securities and Exchange
Commission.

                  "Common Stock" means the voting and non-voting common stock of the Company, par value $.01 per share.

                  "Company" has the meaning set forth in the preamble.

                  "Communications Act" means the Communications Act of 1934, as amended, 47 U.S.C. Section 151 et. seq. and the rules and regulations promulgated thereunder.

                  "Consents" means all of the consents, permits or approvals of, or notice to, or declaration, filing or registration with, any Governmental Entity or any other Person under the Franchises, Licenses, Contracts or other agreement involving any Classic Company or its Assets or under any Law or otherwise.

                  "Contract" means any contract, commitment, undertaking, policy, indenture, mortgage, note, lease, security agreement, deed or other agreement of any nature, whether oral or written to which any Classic Company is a party or by which any Classic Company or any of its Assets or operations may be bound or subject.

                  "Deal Fee" means $3 million in cash.

                  "Derivative Securities" means any subscriptions, options, conversion rights, warrants, or other agreements, securities or commitments of any kind obligating the Classic Companies to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Equity Securities, or securities convertible into or exchangeable for Equity Securities, of any of the Classic Companies.

                  "DGCL" means the Delaware General Corporation Law.

                  "EBITDA" means, on an annualized basis, at any date of determination, the product of (a) the sum of (i) net income (excluding any interest income or Tax benefits or Tax refunds) of the Classic Companies on a consolidated basis for the three (3) most recent consecutive completed months, plus (ii) interest expense deducted in arriving at such net income, plus (iii) federal, state and local income taxes deducted in arriving at such net income, plus (iv) depreciation, amortization and other non-cash charges deducted in arriving at such net income, plus (v) transaction expenses associated with (A) the purchase of the Buford Group, Inc. and (B) the consummation of the transactions contemplated by this Agreement, as computed, and calculated in accordance with GAAP and on a basis consistent with the Classic Companies financial statements, less (vi) non-cash income, times (b) four (4).

                  "Environmental Laws" means all foreign, federal, state and local Laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, and all Laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

                  "Environmental Liabilities" means any Proceeding or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "Equity Securities" of any Person means any and all common stock, preferred stock and any other class of capital stock of, and any partnership or limited liability company interests of such Person or any other similar interests of any Person that is not a corporation, partnership or limited liability company.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

                  "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Existing Registration Rights Agreements" means (i) the Shareholders and Registration Rights Agreement, dated as of July 29, 1998, among the Company, certain stockholders, and Merrill, Lynch, Pierce, Fenner & Smith, Incorporated and (ii) the Registration Rights Agreement dated as of October 31, 1995, among the Company and certain stockholders.

                  "Existing Stockholder Agreements" means (i) the Shareholders and Registration Rights Agreement, dated as of July 29, 1998, among the Company, certain stockholders, and Merrill, Lynch, Pierce, Fenner & Smith, Incorporated and (ii) the Amended and Restated Stockholders Agreement, dated as of October 31, 1995, among the Company, certain members of management and certain investors.

                  "Expanded Basic Rate" means, as of any date of determination, the monthly fees and charges for the provision of "expanded basic service" (as such term is customarily used in the cable television industry) and excluding any Nonstandard Charges, amounts received from DirectTV, copyright fees, franchise fees and regulatory fees charged to customers served by the Systems, as of the end of the last full month prior to the date of determination.

                  "FCC" means the Federal Communications Commission.

                  "Fee Letter" means the management fee letter, dated as of the date hereof, between the Investor and the Company.

                  "Franchises" means any franchises, new or renewal franchise applications (if any), authorizations, ordinances, permits and agreements relating to the Systems issued or granted by any municipal, county, state or any other quasi-governmental authority.

                  "GAAP" means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period.

                  "Governmental Entity" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

                  "Hazardous Materials" means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.
Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

                  "Indebtedness" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, guarantees or other similar instruments, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of property, assets or services (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) any interest rate or currency swap or similar hedging agreement, and (vi) any capital lease obligation of such Person.

                  "Initial Public Offering" has the meaning set forth in the Stockholders' Agreement.

                  "Intellectual Property" means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; registered and unregistered patents, copyrights (including registrations and applications for any of the foregoing); Software; confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies held for use or used in the business of any Classic Company as conducted as of the Closing Date or as presently contemplated to be conducted and any licenses to use any of the foregoing.

                  "Investor" has the meaning set forth in the preamble.

                  "Investor Consents" means all of the consents, permits or approvals of, or notice to, or declaration, filing or registration with, any Governmental Entity or any other Person under any agreements involving the Investor or its assets or under any Law or otherwise.

                  "Investor Nominee" has the meaning set forth in Section
6.2(a).

                  "IRS" means the United States Internal Revenue Service or any successor agency.

                  "Law" means any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

                  "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

                  "License" means any license, sublicense, permit, consent, order, approval, application, grant, concession, franchise, authorization, registration, filing, waiver, variance or clearage under any Law or with any Governmental Authority (including the U.S. EPA, U.S. EEOC, OSHA, FTC, DOJ, U.S. Department of Commerce, FAA, FCC and municipal franchise authorities) including, without limitation, all domestic satellite, business radio, CARS band and other microwave licenses, and all authorizations and permits relating to the System.

                  "Lien" means any mortgage, pledge, lien, security interest, claim, voting agreement, conditional sale agreement, title retention agreement, restriction, option or encumbrance of any kind, character or description whatsoever.

                  "Losses" has the meaning set forth in Section 9.1(a).

                  "March Balance Sheet" means the consolidated balance sheet of the Company as of March 31, 1999.

                  "Material Adverse Effect" means an individual or cumulative change in, or effect on, the business, customers, prospects, operations, working capital condition (financial or otherwise), Assets, or Liabilities of the Classic Companies, taken as a whole, that is reasonably expected to materially and adversely affect (i) the business, customers, prospects, operations, condition (financial or otherwise), Assets, or Liabilities of the Classic Companies, taken as a whole, or (ii) the validity or enforceability of any Transaction Agreement or the Company's ability to perform its obligations thereunder.

                  "Nonstandard Charges" means any charges for Taxes, second connects, additional outlets, installation fees, deposits and other non-recurring items and any charges for the rental of converters, remote control devices, channel guides, internet service or other non-cable television service and other line charges for equipment.

                  "Person" means any individual, corporation, company, association, partnership, joint venture, trust, unincorporated organization, or Governmental Entity.

                  "Proceeding" has the meaning set forth in Section 3.13.

                  "Purchase Price" has the meaning set forth in Section 2.1.

                  "Real Property" means all fee estates, and all buildings, fixtures, and all other improvements located thereon (including, without limitation, towers), leasehold interests in real estate, private easements, private rights to access, private rights-of-way, and other real property interests including, without limitation, head-end sites which are owned, leased or used by the Classic Companies in the conduct of their business or operation of the Systems, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date of this Agreement and the Closing Date.

                  "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Investor in the form attached hereto as Exhibit D.

                  "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                  "Representatives" means, with respect to any Person, any of such Person's officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

                  "Restricted Stock Plan" means the Company's 1998 Restricted Stock Award Plan, effective July 29, 1998.

                  "Return" means any return, report, information return, form or other document (including any amendments and attachments thereto) filed or required to be filed with any United States or foreign Taxing Authority.

                  "Seach" means Steven E. Seach.

                  "Seach Agreement" means the employment agreement between Seach and the Company, substantially in the form of Exhibit H.

                  "SEC Reports" has the meaning set forth in Section 3.6(a).

                  "Securities" has the meaning set forth in the preamble.

                  "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Software" means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site.

                  "Signals" has the meaning set forth in Section 3.16(b).

                  "Stock Incentive Plan" has the meaning set forth in Section
5.7.

                  "Stockholders' Agreement" means the Stockholders' Agreement among the Company, the Investor and the current investors in the form attached hereto as Exhibit C.

                  "Stockholder Voting Agreements" mean the Stockholder Voting Agreements, dated as of May 24, 1999, between the Investor and each of Belisle, Seach, Austin, Austin III-A,

Austin III-B, BT Capital, the Growth Fund, NationsBanc (each as defined in the Registration Rights Agreement) and Union Bancal Venture Corporation, a California Corporation, and the Chase Manhattan Bank, N.A., substantially in the form of Exhibit I hereto.

                  "Subsidiary" means, as to any Person, any other Person of which more than 30% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect 30% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

                  "Systems" has the meaning set forth in the recitals.

                  "Tax" or "Taxes" means all taxes, including any interest, liabilities, fines, penalties, collection fees, sanction amounts, assessments or additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes will include, without limiting the generality of the foregoing, all net and gross income, gross receipts, ad valorem, payroll, employee, withholding (on amounts paid by or to the relevant party), employment, unemployment, disability, windfall profit, custom, duty, impact, hospital, health, profits, paid up capital, transfer, severance, environmental (including taxes under Section 59A of the Code), greenmail, license, value added, estimated capital, insurance, social security, sales and use, leasing, occupation, excise, franchise, add-on minimum, net worth, service, real and personal property, stamp, premium and workers' compensation taxes and other obligations of the same or of a similar nature whether arising before, on or after the Closing Date.

                  "Taxing Authority" means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

                  "Transaction Agreements" means this Agreement, the VCOC Letter, the Stock holders' Agreement, the Registration Rights Agreement, and the Belisle Employment Agreement, and Seach Employment Agreement.

                  "VCOC Letter" means the venture capital operating company letter between the Company and the Investor in the form attached hereto as Exhibit F.

                  "Wholly-Owned Subsidiary" means, as to any Person, a Subsidiary of such Person of which 100% of the Equity Securities (other than directors' qualifying shares or similar shares) is owned, directly or indirectly, by such Person.

                  Section 1.2 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun will be deemed to include the plural as well as the singular and will cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and will not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole (including the exhibits and schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.


                                   ARTICLE II
                        ISSUANCE AND SALE OF COMMON STOCK

                  Section 2.1 Issuance and Sale of Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties set forth herein, at the Closing, the Company will issue, sell and deliver to the Investor, and the Investor will purchase from the Company, 6,490,734 shares of voting Common Stock, for an aggregate purchase price of $100,000,000 (the "Purchase Price").

                  Section 2.2 Closing. (a) Subject to the satisfaction or, if permissible, waiver, of the conditions set forth in Sections 7.1 and 7.2, the closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Hughes & Luce, L.L.P., 1717 Main Street, Dallas, Texas 75201, simultaneously with the closing of the Acquisition (as determined by the Acquisition Agreement), or at such other time and place as the parties may agree (the date on which the Closing occurs, the "Closing Date").

                           (b)  At the Closing, (i) the Company will deliver to
the Investor certificates representing the Securities to be purchased by, and sold to, the Investor pursuant to Section 2.1, registered in the names and in the denominations designated by the Investor at least two Business Days prior to the Closing Date, together with the other documents, certificates and opinions to be delivered pursuant to Section 7.1, and (ii) the Investor, in full payment for the Securities, will deliver to the Company an amount equal to the Purchase Price less any amounts due to the Investor for fees and expenses pursuant to
Section 10.1 and the Fee Letter; provided that the Investor will be entitled to reimbursement after the Closing for other expenses that are properly reimbursable pursuant to Section 10.1(a), in immediately available funds by wire transfer to the account designated by the Company at least two Business Days prior to the Closing Date, or by such other means as may be agreed upon by the parties, together with the other documents, certificates and opinions to be delivered pursuant to Section 7.2.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to the Investor as follows:

                  Section 3.1 Corporate Organization and Qualification. Each Classic Company is a corporation, a limited liability company, or a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own or lease and operate its properties and to conduct its business as it is currently being conducted and is proposed to be conducted. Each Classic Company is duly licensed, authorized or qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which its ownership, lease or operation of property or conduct of business requires such qualification, except where the failure to be so licensed, authorized or qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has delivered to the Investor a complete and correct copy of the charter, bylaws and other organizational documents of each Classic Company, each as amended to date and each of which is in full force and effect. No Classic Company is in violation of any provisions of its charter or bylaws or other organizational documents. The minute books of each Classic Company include minutes of the meetings of, and resolutions adopted by, the board of directors or other governing body of such entity and the committees thereof to date.

                  Section 3.2 Authorization of Agreements. (a) Except for stockholder approval of an amendment to the Certificate of Incorporation to increase the number of shares of Common Stock, the Company has all the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Agreements. The execution, delivery and performance of the Transaction Agreements have been, or will be before the Closing, duly authorized by all necessary corporate action on the part of the Company. The Board of Directors has approved the entry by the Company into the Transaction Agreements and the consummation of the transactions contemplated thereby (including the issuance to the Investor of the voting Common Stock) for purposes of paragraph
(a)(1) of Section 203 of the DGCL and the Company's Certificate of Incorporation.

                           (b)  This Agreement, the  Stockholders' Agreement and
the Registration Rights Agreement have been, and the other Transaction Agreements will be before the Closing, duly executed and delivered by the Company, and each such agreement constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

                           (c)  Except for stockholder approval of an amendment
to the Certificate of Incorporation to increase the number of shares of Common Stock, no consent or approval of the stockholders of any Classic Company is required by Law or the charter, bylaws or similar organizational documents of any Classic Company, for the execution and delivery by the Company of the Transaction Agreements and the consummation of the transactions contemplated thereby.

                  Section 3.3 Consents; No Conflicts. Except for the Consents listed in Schedule 3.3 and the stockholder approval described in Section 3.2(c), the execution and delivery by the Company of this Agreement, the Stockholders' Agreement and the Registration Rights Agreement do not, and of the other Transaction Agreements will not, and the performance of the obligations set forth herein and therein will not: (i) violate any provision of the charter, bylaws, or the comparable governing instruments of any Classic Company; (ii) give rise to any preemptive rights, rights of first refusal, put rights or other similar rights on behalf of any Person under any applicable Law or any provision of the charter or bylaws of any Classic Company or any agreement or instrument applicable to any Classic Company; (iii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or give rise to a right to put or to compel a tender offer for outstanding securities of any Classic Company under any Contract or require any Consent; (iv) result in the creation or imposition of any Lien upon any Assets; or (v) violate any Law, other than in the case of clauses (iii) through (v) above, exceptions that would not have, individually or in the aggregate, a Material Adverse Effect.

                  Section 3.4 Capitalization; Securities. (a) Schedule 3.4(a) contains a complete and correct list of the authorized, issued and outstanding Equity Securities and Derivative Securities of each Classic Company as of the date hereof. The issued and outstanding Equity Securities of each Classic Company have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any securities Laws, preemptive or similar rights created by statute, the charter, bylaws or similar organizational documents of any Classic Company, or any agreement to which any Classic Company is a party to or by which its property is bound. The Equity Securities and Derivative Securities of each Classic Company are owned beneficially and of record as disclosed on Schedule 3.4(a) (including the number and percentage of shares of each class of such securities), and are not subject to any Lien.

                           (b) Except as disclosed on Schedule 3.4(b), there are
no contractual or other restrictions or limitations on the ability of any Classic Company to pay any dividends or make any other distributions on, or to purchase, redeem or otherwise acquire, any of its Equity Securities. Except as shown in Schedule 3.4(a), there are no authorized or outstanding (or any obligations to authorize or issue) Derivative Securities.

                           (c) The Company has delivered to the Investor
complete and correct copies of the credit agreements, indentures and similar documents with respect to all material Indebtedness, including the exhibits and schedules thereto, and any other documents executed in connection therewith.

                           (d) As of the date hereof, there are no shares of
Common Stock reserved for issuance including, without limitation, under the Restricted Stock Plan or the Stock Incentive Plan, other than 335,860 shares that are reserved for issuance upon exercise of the outstanding warrants. By the Closing, the Securities will have been validly authorized and issued, fully paid and nonassessable, and except as provided in the Stockholders' Agreement or as required by law, free of transfer restrictions and Liens. Other than pursuant to
(i) the Registration Rights Agreement and (ii) the Existing Registration Rights Agreements, no Person has any right to require the Company to register securities of the Company under the Securities Act, and there are no securities that the Company is required to register.

                           (e) Except for the Existing Stockholder Agreements,
the Existing Registration Rights Agreements, the Company's 1996 Restricted Stock Award Plan effective May 1, 1996, as amended, and the Restricted Stock Plan, there is no agreement, arrangement or understanding involving the Company or its stockholders concerning the Common Stock.

                  Section 3.5 Subsidiaries. Schedule 3.5 is a complete, and correct list of each Subsidiary of the Company. Except for the Equity Securities listed in Schedule 3.5, no Classic Company (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, any Equity Securities of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 3.5, the financial results of each Subsidiary are fully reflected as a consolidated Subsidiary in the Financial Statements. Except as set forth on Schedule 3.5, no Classic Company is obligated, pursuant to any agreement or instrument applicable to the Company or such Subsidiary, to repurchase, redeem or otherwise acquire any Equity Securities of, or make any other equity investment in, any other Person.

                  Section 3.6 Company Reports; Financial Statements; Books and Records. (a) The Company has delivered to the Investor a complete copy of each registration statement, proxy statement, information statement and other material filed by each Classic Company with the Commission, in each case in the form (including exhibits and any amendments thereto) filed with the Commission (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports and any registration statement, report, proxy statement, information statement or other statement filed by the Company with the Commission before the Closing Date ("Subsequent Reports"): (i) was, or will be, as the case may be, timely filed with the Commission; (ii) complied, or will comply, as the case may be, with the applicable requirements of the Exchange Act and the Securities Act, and (iii) did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (b)  The Company has delivered to the Investor
complete and correct copies of the following: (i) the audited consolidated balance sheets of the Company at December 31, 1996, 1997 and 1998 and the related, audited consolidated statements of operations, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for each of the years ended December 31, 1996, 1997 and 1998, together with the notes thereto, and the reports thereon of Ernst & Young LLP (collectively, the "Annual Financial Statements"), and (ii) the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of March 31, 1997, 1998, and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for the three-month period then ended (collectively, the "Interim Financial Statements," and together with the Annual Financial Statements, the "Financial Statements"). The Financial Statements were prepared in the ordinary course of business and fairly present, in all material respects, the financial condition, results of operations, retained earnings and cash flows of the Company and its consolidated Subsidiaries for the periods or as of the dates set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered, except (i) as stated therein or, where applicable, in the notes thereto, or (ii) with respect to the Interim Financial Statements, for normal year-end adjustments consistent with past practice.

                           (c) The unaudited consolidated balance sheets of the
Company and its consolidated Subsidiaries and the related, unaudited, consolidated statements of operations, retained earnings and cash flow of the Company and its consolidated Subsidiaries which are to be delivered to the Investor pursuant to Section 5.2(c), will, when so delivered, fairly present, in all material respects, the financial position, results of operations, retained earnings and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods or as of the dates set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered except for normal year-end adjustments consistent with past practice.

                           (d) All of the books, records, and accounts of each
Classic Company are true and complete and correct in all material respects, are maintained in accordance with good business practice, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the financial statements provided to the Investor.

                  Section 3.7 Undisclosed Liabilities. No Classic Company has any Liabilities and the Company knows of no valid basis for the assertion of any such Liabilities, and no existing condition, situation or set of circumstances exists which could reasonably be expected to result in a Liability, other than
Liabilities:

                           (a) adequately reflected or reserved against the
balance sheet for the year ended December 31, 1998 (excluding the notes thereto);

                           (b) incurred in the ordinary course of business
consistent with past practice since December 31, 1998; or

                           (c) as set forth in Schedule 3.7.

                  Section 3.8 Absence of Certain Changes. Except as described on
Schedule 3.8, since December 31, 1998, the Classic Companies have conducted their respective businesses in the ordinary and usual course, and there has not been any of the following:

                           (a) any change or amendment to the charter, bylaws or
other organizational documents of any Classic Company other than amending the Certificate of Incorporation to increase the number of shares of Company Common Stock, and amending the bylaws to increase the number of directors of the Company;

                           (b) any issuance or sale or purchase or redemption of
any shares of their respective Equity Securities or Derivative Securities;

                           (c) any dividend or other distribution declared, set
aside, paid or made with respect to the Equity Securities of any Classic Company or any direct or indirect redemption, purchase or other acquisition of such Equity Securities by any Classic Company, except dividends or other distributions made to the Company or to any Wholly-Owned Subsidiary of the Company;

                           (d) any acquisition or disposition of assets by any
Classic Company other than acquisitions or dispositions made in the ordinary course of business and acquisitions or dispositions between the Company and its Wholly-Owned Subsidiaries or between such Wholly-Owned Subsidiaries;

                           (e) any revaluation by any Classic Company of any
Assets, including the writing down or off of Assets, other than in the ordinary course of business;

                           (f) any increase in the Indebtedness of the Classic
Companies, taken as a whole, other than any change in inter-Company Indebtedness among the Company and its Wholly-Owned Subsidiaries or among such Wholly-Owned Subsidiaries or borrowings under the Company's revolving credit facility in the ordinary course of business;

                           (g) any material amendment of any instrument of
Indebtedness, or any Lien, material lease or Consent;

                           (h) any default, event of default or breach (or any
event which, with notice or the passage of time or both, would constitute a default, event of default or breach) by any Classic Company of any credit, financing or other agreement or instrument relating to any material Indebtedness;

                           (i) any material damage, destruction, theft or other
casualty loss (whether or not covered by insurance) or incurrence of any material Liability;

                           (j) any material commitment, agreement or transaction
entered into, amended, or terminated (or any waiver of any rights or remedies under any of the foregoing) by any Classic Company (including any agreement with respect to any ongoing or threatened litigation), other than in the ordinary course of business;

                           (k) any entry into or amendment of any material
employment or severance compensation agreement or consulting or similar agreement with, or any material increase in the compensation or benefits payable or to become payable or the establishment or amendment of any Plans by any Classic Company to any employee of a Classic Company (other than agreements terminable without penalty or similar payment by the Classic Company on not more than 30 days' notice and any other increases in compensation payable or to become payable to employees (other than directors or officers) in the ordinary course of business);

                           (l) any sale, payment, loan or advance of any amount
or any transfer or lease of any properties or Assets to, or any agreement or arrangement with any of its officers or directors or any affiliate or associate of any of its officers or directors, except for directors' fees and compensation to officers at rates not exceeding the rates of compensation paid during the year ended December 31, 1998;

                           (m) any change in the financial accounting methods,
principles or practices of the Classic Companies, taken as a whole, except as required by GAAP or applicable Law;

                           (n) any adoption of a plan of or any agreement or
arrangement with respect to or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of any Classic Company;

                           (o) any settlement or compromise of any Proceeding
other than those in which the amount paid does not exceed $25,000 individually or in the aggregate;

                           (p) any change, condition, occurrence, circumstance
or other event that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; or

                           (q) any commitment or agreement to do any of the
foregoing, except as otherwise required or expressly permitted by this Agreement.

                  Section 3.9 Commitments. Except as described in Schedule 3.9, there are no unfulfilled binding commitments for capital improvements which any of the Classic Companies are obligated to make in connection with the Systems. There are no Liabilities to subscribers or to other users of services of the Classic Companies, which services are material to the business or the Systems, except (i) with respect to deposits made by such subscribers or such other users and (ii) the obligation to supply services to subscribers in the ordinary course of business, pursuant to the Franchises. There are no complaints by subscribers or other users of the services of the Classic Companies that, individually or in the aggregate, could materially and adversely affect the financial condition, Assets, Liabilities, operations or prospects of the Systems. Except with respect to the persons listed on Schedule 3.9, there is no free or discounted service liability (other than as a result of bulk service commitments) to subscribers existing with respect to the Systems. Except with respect to deposits for converters, encoders, decoders and related equipment, the Classic Companies have no obligation or liability for the refund of monies or for the provision of rebates to their subscribers. Except as set forth in the Franchises, with respect to the Systems, no Classic Company has made a commitment to any franchising entity to maintain a local office in any location. The Classic Companies have not made any commitment to any of the municipalities served by the Systems to pay franchise fees to any such municipality in excess of the amounts set forth in the Franchises. No material restoration, repaving, repair or other work (outside of ordinary maintenance) is required to be made by the Classic Companies to any street, sidewalk or abutting or adjacent area pursuant to the requirements of any Law, Franchise, License, Contract or other understanding relating to the installation, construction and operation of the Systems.

                  Section 3.10 Property. (a) Except as set forth on Schedule 3.10(a) and except for Assets disposed of in the ordinary course of business after March 31, 1999 which are not material, individually or in the aggregate, the Classic Companies have good and marketable title to, or valid leasehold interests in, and possession of, all of the Assets reflected on the March Balance Sheet, free and clear of all Liens, except for Liens and title or leasehold defects that do not materially and adversely affect the value of such Assets and do not interfere with the use made or proposed to be made of such Assets by the Classic Company. The tangible Assets, taken as a whole, are in good operating condition and repair, ordinary wear and tear excepted, and will permit the Classic Companies to comply with the material terms of their Franchises and Contracts. The Assets constitute all property and rights, real and personal, tangible and intangible, necessary or required to operate the Systems as currently operated and conduct the business of the Systems as currently conducted.

                           (b) Except as is not reasonably likely to have,
individually or in the aggregate, a Material Adverse Effect:

                                    (i)  the Classic Companies own or have the
         right to use all Intellectual Property, free and clear of all Liens or other encumbrances;

                                    (ii) any Intellectual Property owned or used
         by the Classic Companies has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned;

                                    (iii) no Classic Company has received
         written notice from any third party regarding any actual or potential infringement by such Classic Company of any intellectual property of such third party, and no Classic Company has knowledge of any basis for such a claim against a Classic Company;

                                    (iv) no Classic Company has received written
         notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned or used by any Classic Company and no Classic Company has knowledge of any basis for such a claim;

                                    (v) no third party is misappropriating,
         infringing, diluting or violating any Intellectual Property owned by any Classic Company;

                                    (vi) the consummation of the transactions
         contemplated hereby will not result in the loss or impairment of any Classic Company's rights to own or use any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property; and

                                    (vii) all proprietary Software, which is set
         forth in Schedule 3.10(b), was either developed (A) by employees of the applicable Classic Company within the scope of their employment; or
         (B) by independent contractors who have assigned all of their rights to such Classic Company pursuant to written agreement.

                  Section 3.11 Real Property. (a) Schedule 3.11(a) contains descriptions of all the leasehold and fee simple interests in Real Property that the Classic Companies use which is material to the operation of their businesses as now conducted, including, without limitation, all head-end sites. The Classic Companies have good and marketable title to all of the fee estates (including improvements thereon) included in the Real Property, and, in the case of leasehold interests included in the Real Property, valid leasehold interests, and, in the case of easements, rights of access, rights-of-way, licenses and other interests included in the Real Property, such title or other interest as is necessary to permit the use and enjoyment of such properties substantially in the manner such properties are used, except where the failure to have such title, or other interest, would not have a Material Adverse Effect. The Real Property is free and clear of all Liens, except for Liens which are described in
Schedule 3.11(a) and Liens for Taxes not yet due and payable. No third party has any options or rights of first refusal to purchase any of the Real Property. The Real Property includes all real property interests necessary to operate the Systems in all material respects as the Systems are presently operated. The Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each lease of Real Property listed on Schedule 3.11(a). Each such lease listed is a legal, valid and binding agreement, enforceable in accordance with its terms, of a Classic Company and of each other Person that is a party thereto. All material improvements to be constructed or alterations required by the Classic Companies under such real property leases have been completed and are fully paid for.

                           (b) The Real Property is in compliance with all Laws,
including, without limitation, local zoning and subdivision ordinances, except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect. Each Classic Company has complied in all material respects with the terms and conditions of its material Real Property leases and Laws and Licenses applicable thereto (including any requirements for filing, reporting posting and maintaining logs and records) and has not done or performed any act that would invalidate or impair in any material respect its rights under any of its material Real Property leases. Except as set forth in
Schedule 3.11(b), there is no pending assertion or claim that the operations under any material Real Property lease have been improperly conducted or maintained in any material respect, and no Classic Company has received notice threatening any such assertion or claim. To the knowledge of the Classic Companies, neither the whole nor any portion of the Real Property is subject to any decree or order of any Governmental Entity to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity.

                  Section 3.12 Year 2000. All Software and systems used by the Classic Companies are Year 2000 Compliant. As used herein, "Year 2000
Compliant" and "Year 2000 Compliance" mean for all dates and times, including, without limitation, dates and times after December 31, 1999 and in the multi-century scenario, when used on a stand-alone system or in combination with other software or systems: (i) the application system functions and receives and processes dates and times correctly without abnormal results; (ii) all date related calculations are correct (including, without limitation, age calculations, duration calculations and scheduling calculations); (iii) all manipulations and comparisons of date-related data produce correct results for all valid date values within the scope of the application; (iv) there is no century ambiguity; (v) all reports and displays are sorted correctly; and (vi) leap years are accounted for and correctly identified (including, without limitation, that 2000 is recognized as a leap year). To the extent material to the operation of any Classic Company, the Company has obtained representations or assurances from each entity that (x) provides data of any type that includes date information or which is otherwise derived from, dependent on or related to date information ("Date Data") to any Classic Company, (y) processes in any way Date Data for any Classic Company or (z) otherwise provides any material product or service to any Classic Company that is dependent on Year 2000 Compliance, that all of such entity's Date Data and related software and systems that are used for, or on behalf of, the Classic Companies are Year 2000 Compliant.

                  Section 3.13 Litigation. Except as set forth on Schedule 3.13, there are no claims, suits, actions, proceedings, arbitrations or investigations (each, a "Proceeding") pending or, to the knowledge of the Company, threatened, against or affecting any Classic Company that (a) involve a claim against any Classic Company exceeding $10,000, (b) individually or in the aggregate, are reasonably likely to have a Material Adverse Effect or (c) involve claims that are not or are reasonably likely not to be insured in full. No demands have been made by any Governmental Entity, utility, pole lessor, or other party, which seek or could reasonably be expected to result in the termination, modification, suspension or limitation to the rights or obligations of a Classic Company with respect to the Franchises, Licenses or Contracts. Except as set forth on
Schedule 3.13, there are no judgments, decrees, injunctions, rules, writs, settlement agreements, stipulations or orders outstanding against or applicable to any Classic Company or against or applicable to its property or business. Prior to the execution of this Agreement, the Company has delivered to the Investor all responses of counsel to auditors' requests for information delivered in connection with the audited financial statements (together with any updates provided by such counsel) regarding Proceedings pending or threatened against, relating to or affecting the conduct of their businesses.

                  Section 3.14 Systems Information. Schedule 3.14 sets forth a complete and correct description of the following information with respect to each cable television system operated by the Classic Companies as of March 31, 1999 (unless a different date is specified below) with paragraph references corresponding to those set forth below:

                           (a) for each of the years ended December 31, 1997 and
1998, as well as the quarter ended March 31, 1999, a description of the services offered by each System, including, without limitation: any lifeline basic, expanded basic or other tiers (including the number of signals on each tier and whether such service is analog or digital), cable modem or other services offered by, or available from the Systems; the rates charged by the Classic Companies for each, together with the number of subscribers receiving each of the services and the number of homes passed; an explanation of how subscribers are counted (e.g., does a subscriber with an HBO multiplex count as one subscriber or multiple subscribers?); a description of any memoranda of understanding or other agreements regarding rates; and any other charges by the Classic Companies for services to subscribers;

                           (b) the channel and bandwidth capacity of the
Systems;

                           (c) the number of off-air signals available in the
community in which each System operates;

                           (d) the date and amount of the last rate increase for
System service and a description of marketing programs, policies and practices;

                           (e) a description of any proposed rate increases;

                           (f) the estimated number of miles of plant (plus any
extensions and additions) by System as determined from the records of the Company;

                           (g) all channel additions in the immediately
preceding 12 months, subscribers affected and carriage payments (such as launch revenues or equipment support) received in the immediately preceding 12 months; and

                           (h) the cities, towns, townships, villages, and
boroughs served by each System.

                  Section 3.15 No Other Operators. Except as described on
Schedule 3.15, each System is the only multiple video service provider, whether by wireline (telephone or cable) or, to the best of the Company's knowledge, after inquiry, wireless (SMATV, MATV, MMDS, ITFS or other), presently serving the communities which it serves, (ii) to the knowledge of the Company, the entry of no other multiple channel video service provider is presently contemplated by any Person in the communities now served by the Systems, (iii) no franchises or other authorizations other than the Franchises have been issued with respect to the communities served by the Systems, and (iv) no Person has any right to acquire any interest in any cable or pay television system or assets of the Classic Companies (including any right of first refusal or similar right) upon an assignment or transfer of control of a Franchise, other than rights of condemnation or eminent domain afforded by Law.

                  Section 3.16 Compliance with Laws; Regulatory Approvals.

                           (a) No Violation of Law. Schedule 3.16(a) lists (i)
all Franchises and material Licenses used or necessary to operate the Systems as currently operated, (ii) the Governmental Entity which has granted each Franchise or material License and (iii) the expiration date of the Franchises and material Licenses. The Classic Companies hold all Franchises and material Licenses necessary for the lawful conduct of the business and operations of the Systems as the Systems are currently operated. The operation of the Systems does not violate any Law. Each Classic Company (i) has complied in all material respects with the terms and conditions of the Franchises and Licenses to which it is a party and the applicable requirements of Governmental Entities relating to the Franchises and Licenses (including any requirements for notifications, filing, reporting, posting and maintaining logs and records) and (ii) has not done or performed any act that would invalidate or impair, in any material respect, its rights under, or give to the granting authority the right or legality to terminate or diminish any franchise or license. No Classic Company has received notice of any violation by any Classic Company or any System of any Law applicable to the operation of the Systems and to the knowledge of the Classic Companies, there is no basis for the allegation of any such violation. The Classic Companies are not, nor have they at any time within the last three
(3) years been, nor have they received any notice that they are or have at any time within the last three (3) years been, in violation of or in default under any Law applicable to the business and operations of the Systems. There is no Proceeding pending, or to the knowledge of the Company, threatened, to terminate, suspect or modify in any material respect any Franchise or License. No Governmental Entity has advised any Classic Company of its intention to deny the renewal of an existing Franchise or material License.

                           (b) Licensing. The Classic Companies are permitted
under all applicable Franchises, Licenses and FCC rules, regulations and orders to distribute the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that they make available to subscribers of the Systems (the "Signals") and to use all carrier frequencies generated by the operations of the Systems. The Classic Companies are licensed to operate all the facilities required by law to be licensed, including, without limitation, any business radio and any cable television relay service system being operated as part of the Systems. Other than requests for network non-duplication and syndicated exclusivity, and sports black-out protection and as listed on Schedule 3.16(b), no Classic Company has received any written requests during the three (3) years preceding the date of this Agreement from the FCC, the United States Copyright Office or any other Person challenging or questioning the right of operation of the Systems and of any FCC-licensed or registered facility used in conjunction with the Classic Companies' operation of the Systems. To the knowledge of the Classic Companies, they have not violated any Laws or any duty or obligation with regard to protecting the privacy rights of any past or present subscribers to the Systems. Except as set forth on
Schedule 3.16(b), no Classic Company has made or is bound by any material commitments to any state, municipal, local or other governmental commission, agency or body with respect to the operation and construction of their respective systems which are not fully reflected in the Franchises, Licenses or Contracts.

                           (c) Pole Attachment Agreements. Each Classic Company
(i) has complied in all material respects with the terms and conditions of all pole attachment agreements to which it is a party (including any requirements for notifications, filing, reporting, posting and maintaining logs and records) and (ii) has not done or performed any act that would invalidate or impair in any material respect its rights under the pole attachment agreements. Except as set forth on Schedule 3.16(c), there is no pending claim that operations by any Classic Company pursuant to any pole attachment agreement have been improperly conducted or maintained in any material respect. There is no Proceeding pending, or to the knowledge of the Company, threatened, to terminate, suspect or modify in any material respect any pole attachment agreement.

                           (d) Programming Agreements. Each Classic Company (i)
has complied in all material respects with the terms and conditions of the programming agreements to which it is a party (including any requirements for notifications, filing, reporting, posting and maintaining logs and records) and
(ii) has not done or performed any act that would invalidate or impair in any material respect its rights under the programming agreements. Except as set forth on Schedule 3.16(d), no Consent is required in connection with the execution, delivery or performance of any programming agreement. Except as set forth on Schedule 3.16(d), no material programming agreement expires or requires renewal or other material modification within two years of the date of this Agreement. Except as set forth on Schedule 3.16(d), there is no pending claim that operations by any Classic Company pursuant to any programming agreement have been improperly conducted or maintained in any material respect. There is no Proceeding pending, or to the knowledge of the Company, threatened, to terminate, suspend or modify in any material respect any programming agreement.

                           (e) Cable Act. The Systems are in material compliance
with the provisions of the Communications Act as such Law applies to the Systems. Except as listed on Schedule 3.16(e), the Classic Companies are in compliance with the must-carry and retransmission consent provisions of the Cable Act. No written notice or demands, and to the knowledge of the Classic Companies, no oral notice or demands, have been received from any television station or from any other Person claiming to have a right, or objecting to or challenging the right of the Systems, to carry or deliver any signal, or challenging the channel position on which any television station is carried. The Classic Companies have used reasonable good faith efforts to establish rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the Cable Act and any authoritative interpretation thereof now or then in effect, whether or not such rates are or were subject to regulation at that date by any Governmental Entity, including any local franchising authority and/or the FCC, unless such rates were not subject to regulation pursuant to a specific exemption from rate regulation contained in the Cable Act other than the failure of any franchising authority to have been certified to regulate rates. The Classic Companies have filed complete and correct reports and filings during the past three years required to be filed pursuant to the Cable Act or FCC rules or regulations with respect to the Systems. No System is rate-regulated under any Law. A request for renewal has been timely filed under Section 626(a) of the Cable Act with the proper Governmental Entity with respect to each franchise of the Systems expiring within 36 months of the date of this Agreement.

                           (f) CLI. The Classic Companies have conducted all
system and microwave performance tests required by any applicable Law, including all Cumulative Leakage Index ("CLI") related tests applicable to the Systems. Except as described on Schedule 3.16(f), the Classic Companies have (i) maintained appropriate log books and other record keeping which accurately and completely reflect in all material respects all results required to be shown thereon, (ii) to the extent required by the rules and regulations of the FCC, corrected any radiation leakage of the Systems required to be corrected in connection with monitoring obligations of the Classic Companies under the rules and regulations of the FCC and (iii) otherwise complied in all material respects with all applicable CLI rules and regulations in connection with the operation of the Systems. The Investor may, with reasonable notice, review all tests and filings at offices of the Company. No Classic Company is using any frequency whose use is prohibited by the FAA, Department of Defense or any other Government Entity.

                           (g) FAA Rules and Regulations. The Systems are being
operated in all material respects in compliance with the rules and regulations of the Federal Aviation Administration ("FAA"). Schedule 3.16(g) lists all the existing towers utilized in conjunction with the Systems. Without limiting the generality of the foregoing, the existing towers of the Systems are obstruction-marked and lighted in all material respects in accordance with the rule and regulations of the FAA and FCC if so required. All required authorizations, including, without limitation, hazard to air navigation determinations, for such towers have been issued by and pursuant to the rules and regulations of the FAA. Except as set forth in Schedule 3.16(g), no Classic Company leases space on such towers to any third party.

                           (h) Copyright. The Company has deposited with the
United States Copyright Office the most recent statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office required under the Copyright Act with respect to the business and operations of the Systems as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act. Except as set forth in Schedule 3.16(h), the Classic Companies are in compliance in all material respects with the Copyright Act and the rules and regulations of the Copyright Office with respect to the operation of the Systems. The Classic Companies are entitled to hold and do hold the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, canceled, encumbered or adversely affected in any manner.

                  Section 3.17 Taxes. Except as disclosed on Schedule 3.17:

                           (a) All material Returns required to be filed on or
before the Closing Date (taking into account applicable extensions) with respect to the Classic Companies or the affiliated, combined, consolidated or unitary group of which the Classic Companies is or was a member, have been duly and timely filed, and all such Returns are or, in the case of Returns not yet due as of the date hereof, will be true, correct and complete in all material respects when filed. The Classic Companies have duly and timely paid all Taxes and other charges that are due with respect to the periods covered by such Returns (whether or not shown as due on any Return) and have made all required estimated payments of Taxes. There are no Liens with respect to Taxes (except for Liens with respect to current Taxes not yet due) upon any of the Assets.

                           (b) No audit or other proceeding by any Taxing
Authority is pending or threatened in writing with respect any Taxes due from any of the Classic Companies, or with respect to any Return filed or required to be filed by or relating to such companies. No assessment or deficiency for any Tax is proposed or, based on existing facts and circumstances, is threatened in writing against any of the Classic Companies. Schedule 3.17 lists the audit status of each of the Classic Companies' Returns relating to income Taxes.

                           (c) There are no agreements or applications by the
Classic Companies for the extension of the time for filing any Return or paying any Tax, nor have there been any waivers of any statutes of limitation for the assessment of any Taxes.

                           (d) No Classic Company is a party to, is bound by, or
has any obligation under, any Tax sharing agreement or arrangement of any kind, whether written or oral, or any similar contract.

                           (e) There is no power of attorney given by or binding
upon any of the Classic Companies with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

                           (f) As of December 31, 1998, for U.S. federal income
tax purposes, the Company had no net operating loss carryforwards. There has not been an ownership change of the Company within the meaning of Section 382 of the Code during the five years preceding the date of this Agreement.

                           (g) With respect to any Taxes not yet due or owing,
each Classic Company has established due and sufficient reserves for such Taxes in their books and records and in accordance with GAAP.

                           (h) No Classic Company has been or is in violation
(or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes. Each Classic Company has duly and timely withheld from employee salaries, wages and other compensation, and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

                  Section 3.18 ERISA and Other Employment Matters. (a) Except for the Restricted Stock Plan and the 1996 Restricted Stock Award Plan, or Stock Incentive Plan or as set forth on Schedule 3.18(a), no Classic Company maintains or contributes to or has any obligation to contribute to, or has any liability (whether such liability is contingent or otherwise) with respect to, any plan, program, arrangement, agreement or commitment which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA (individually, a "Plan", and collectively, the "Plans").

                           (b) No Classic Company maintains or otherwise has any
liability with respect to any employee benefit plan (including, without limitation, the Plans) that is subject to the provisions of Title IV of ERISA.

                           (c) No event has occurred with respect to any Plan in
connection with which any Classic Company or any Plan, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other Law, applicable to any Plan, including, without limitation, Section 406, 409, 502(i), 502(l) or 4069 of ERISA, or Section 4971, 4975 (assuming for the purpose of such Section that the "taxable period" of any "prohibited transaction" (as such terms are defined in such Section) had expired three years from the date hereof) or 4976 of the Code, or under any agreement or instrument pursuant to or under which the Classic Companies has agreed to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirement of, any such Law.

                           (d) Other than as set forth in Schedule 3.18(d), with
respect to each Plan (i) all payments due from each Classic Company to date have been made when due and all amounts properly accrued to date or as of the Closing Date as liabilities of any Classic Company which have not been paid have been properly recorded on the books of the Classic Company; (ii) each Classic Company has complied with, and each such Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code, in all material respects; (iii) except as described in Schedule 3.18(d), each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; and (iv) there are no Proceedings pending (other than routine claims for benefits) or, to the knowledge of the Classic Companies, threatened with respect to such Plan or against the assets of such Plan.

                           (e) Except as described on Schedule 3.18(e), neither
the execution and delivery of the Transaction Agreements nor the consummation of the transactions contemplated thereby will (i) accelerate the time of the payment, vesting or funding of, or increase the amount of, compensation due to any employee or former employee or (ii) constitute a "Change of Control" within the meaning of any employment agreement any Plan or give rise to severance payments. Except as described on Schedule 3.18(e), during the one year preceding the date hereof, neither the Board of Directors nor any committee thereof has taken any action that would, in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby, result in an acceleration of the time of the payment, vesting or funding of, or increase the amount of, compensation due to any employee or former employee, including any determination to contribute assets to any trust established to set aside assets to provide for the payment of obligations to current or former employees.

                           (f) There has been made available to the Investor,
with respect to each Plan, a copy of all material employee communications relating to such Plan since January 1, 1995 and a copy of (or description of) any communication (other than routine forms required to be filed by the Company) between the Company and the IRS, the U.S. Department of Labor or the PBGC since January 1, 1995 concerning the Plan.

                           (g) No Classic Company has any announced plan or
commitment (whether or not legally binding) to create any additional Plans or to amend or modify any existing Plan, or to increase benefits payable pursuant to any Plan.

                           (h) Except as set forth on Schedule 3.18(h), there
exists no limitation on the ability of any Classic Company to modify or terminate any Plan providing medical or life insurance benefits to current or former employees of any Classic Company.

                           (i) No Classic Company is a party to any collective
bargaining agreements and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent, any employee of any Classic Company.

                           (j) No Classic Company has violated any provision of
Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  Section 3.19 Contracts. (a) Schedule 3.19 (a) lists all material Contracts other than Franchises. The Company has delivered to the Investor each written Contract set forth in Schedule 3.19(a). Each such Contract is valid and binding and in full force and effect, and there is no existing default or event of default that would (with or without notice, lapse of time or the happening or occurrence of any other event) constitute a default by the Classic Company thereunder or, to the knowledge of the Classic Company, any other party thereto. The Company has not waived its rights under the non-competition agreements with James A. Queen, Rodney A. Weary and F.G. Weary, dated as of June 30, 1995, as listed in Schedule 3.19(a).

                  (b) Except as identified in Schedule 3.19(b), no Classic Company is party to or is bound by or subject to: (i) any Contract that contains any severance, parachute, extraordinary bonus tied to transactions, or similar payment liabilities or obligations; (ii) any employment, consultation or similar Contract; (iii) any Contract relating to the disposition or acquisition of the stock or assets of, or any interest in, any business enterprise; (iv) any Contract relating to capital expenditures by the Company and involving future payments which, together with future payments under all other Contracts relating to the same capital project, exceeds $100,000 or more and is not cancellable by the Company without penalty within 30 days; (v) any other Contract which involves payments by the Company of $100,000 and is not cancellable without penalty within 30 days; (vi) any lease, sublease, installment purchase or similar Contract for personal property calling for annualized payments with respect to such personal property exceeding $100,000, (vii) any Indebtedness of whatsoever nature to any shareholder or any Affiliate of any shareholder of the Company (other than the Company), or any Contract with any shareholder or any Affiliate of any shareholder of the Company (other than the Company); (viii) any Contract containing any covenant limiting the freedom of any Classic Company to engage in any line of business or compete with any Person or in any geographic area; (ix) any Contract limiting the right of any Classic Company to pay dividends or make distributions; (x) any Contract relating to the purchase, licensing or development of any computer software, hardware or data bases (other than sales of inventory in the normal course) used or to be used by the Classic Company;
(xii) any Contract to sell any products or services which is presently expected to result in a loss upon completion or performance thereof in an amount exceeding $100,000; (xiii) any Contract which includes provisions regarding minimum volumes or volume discounts or pursuant to which a rebate, discount, bonus, commission or other payment with respect to the sale of any product of any Classic Company will be payable or required after the Closing; (xiv) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations Contract; or (xv) any other Contract that involves payments by a Classic Company of $100,000 or more in any calendar year.

                  Section 3.20 Financial Advisors and Brokers. Except for Goldman, Sachs & Co., and as otherwise contemplated by the Transaction Agreements, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of the Company in connection with the Transaction Agreements or the transactions contemplated thereby, and no Person is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Classic Companies or any of their respective directors, officers or employees. The Company has delivered to the Investor complete and correct copies of all agreements between the Company and Goldman, Sachs & Co. (or any of its Affiliates).

                  Section 3.21 Exemption from Registration. Assuming the representations and warranties of the Investor set forth in Article IV are complete and correct in all material respects, the offer and sale of the Securities made pursuant to this Agreement will be in compliance with the Securities Act and any applicable state securities laws and will be exempt from the registration requirements of the Securities Act and such state securities laws.

                  Section 3.22 Insurance. Schedule 3.22 sets forth a description that is correct and complete, in all material respects, (specifying the insurer, the policy number or covering note number with respect to binders and amount of coverage), of insurance policies, binders, contracts or instruments (collectively, the "Policies") to which any Classic Company is a party or by which any of their assets or any of their employees, officers or directors (in such capacity) are covered by property, fire, professional liability, fiduciary and other insurance. Correct and complete copies of all such Policies have been delivered to the Investor. Except as set forth on Schedule 3.22, all such Policies are in full force and effect in accordance with their respective terms and will remain in full force and effect after the Closing. Except as set forth on Schedule 3.22, no Classic Company has received any notice of default with respect to any provision of any such Policies. With respect to its directors' and officers' liability insurance policies, no Classic Company has failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such policies so as to jeopardize full recovery under such Policies.

                  Section 3.23 Environmental Protection. Except as set forth in
Schedule 3.23:

                     (a) Each Classic Company has obtained all material Licenses which are required under the Environmental Laws for the use and operation of all Real Property it owns, leases or operates. All such Licenses are in effect, no appeal nor any other action is pending to revoke any such License. Each Classic Company is in full material compliance with all terms and conditions of all such Licenses. The Classic Companies have listed all such Licenses, including the expiration dates thereof, on Schedule 3.23(a).

                     (b) Each Classic Company and all Real Property are in compliance in all material respects with all Environmental Laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                     (c) The Company has delivered to the Investor complete and correct copies of all environmental studies made by, or at the request of, the Company or any Classic Company in the last five years relating to all real property currently or previously owned, leased or operated by any Classic Company.

                     (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter existing or pending, or to the Company's knowledge, threatened, relating to any Classic Company or any Real Property currently or previously owned, leased or operated by any Classic Company relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                     (e) The Company has not and, to the Company's knowledge, no other Person has, released, placed, stored, buried or dumped, in excess of the levels permitted under Environmental Laws, any material amounts of Hazardous Materials or any material amounts of other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to real property owned, leased or operated by any Classic Company or any property formerly owned, operated or leased by any Classic Company where such Hazardous Materials or other wastes would have a material adverse impact on such real property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Classic Companies (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment in excess of the levels permitted under Environmental Laws).

                     (f) No material Release in excess of the levels permitted under Environmental Laws or Cleanup has occurred at Real Property owned, leased or operated by any Classic Company or any other properties formerly owned, leased or used by any Classic Company which could result in the assertion or creation of a Lien on real property owned, leased or operated by any Classic Company by any Governmental Entity, nor has any such assertion of a Lien been made by any Governmental Entity with respect thereto.

                     (g) No employee of any Classic Company in the course of his or her employment with any Classic Company has been exposed to any Hazardous Materials or other substance, generated, produced or used by any Classic Company in excess of the levels permitted under Environmental Laws which could give rise to any claim against any Classic Company.

                     (h) No Classic Company has received any notice or order from any Governmental Entity or private entity advising it that it is responsible or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Materials or any other waste or substance regulated under Environmental Laws. No Classic Company has entered into any agreements concerning such Cleanup, nor is the Company aware of any facts which might reasonably give rise to such notice, order or agreement.

                     (i) No Real Property owned, leased or operated by any Classic Company contains any of the following that are not in material compliance with Environmental Laws: (A) underground storage tanks; (B) asbestos;
(C) equipment using PCBs; (D) underground injection wells; or (E) septic tanks in which process waste water or any Hazardous Materials have been disposed.

                     (j) No Classic Company has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against, any failure to comply with Environmental Laws.

                     (k) With regard to the Classic Companies and any Real Property, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans which may prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or to the best of Company's knowledge, which may give rise to any common law or legal liability under the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by any of the Classic Companies or any of their facilities, of any Hazardous Materials which would make any Classic Company fail to comply with Environmental Laws.

                  Section 3.24 Insider Interests and Affiliate Transactions. Except as disclosed on Schedule 3.24, there are no (i) transactions involving undisclosed ownership interests, (ii) Affiliate transactions that are material to the Classic Companies taken as a whole, (iii) intercompany liabilities or obligations between the Classic Companies that are not eliminated in the Company's consolidated financial reporting or (iv) other material business relation ships between any Classic Company, on the one hand, and any current or former stockholder, director, officer or employee, on the other hand, other than in such Person's capacity as a stockholder, director, officer or employee in the ordinary course of business (excluding transactions that are at arm's length and are not unfair to the Classic Company).

                  Section 3.25 Bonds. Schedule 3.25 contains an accurate and complete list of all bonds (franchise, construction, fidelity, or performance) of any Classic Company which are required to be obtained by any Classic Company and which relate in any way to the ownership or use of the Assets or the operation of the Systems.

                  Section 3.26 Disclosure. To the best knowledge of the Company, the representations and warranties made by the Company in this Agreement, and the exhibits, documents, statements, certificates or schedules furnished or to be furnished to the Investor pursuant to the terms hereof or expressly referenced herein or therein, taken as a whole, do not contain any untrue statement of a material fact.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

                  The Investor hereby represents and warrants to the Company as follows:

                  Section 4.1 Organization and Qualification. The Investor is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own or lease and operate its properties and to conduct its business as it is currently being conducted.

                  Section 4.2 Authorization of Agreements. (a) The Investor has all the requisite power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party. The execution, delivery and performance of the Transaction Agreements have been, or will be before the Closing, duly authorized by all necessary action on the part of the Investor. The board of managers of the Investor has approved the entry by the Investor into the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby.

                     (b) The Transaction Agreements to which the Investor is a party have been, or will be by Closing, duly executed and delivered by it, and each such agreements constitute or will constitute a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

                  Section 4.3 Consents; No Conflicts. (a) The execution and delivery by the Investor of this Agreement, the Stockholders' Agreement and the Registration Rights Agreement do not, and of the other Transaction Agreements to which it is a party will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of formation or the comparable governing instruments of the Investor; (ii) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of the certificate of formation of the Investor or any agreement or instrument applicable to the Investor; (iii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or require any Investor Consent under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, regulatory approval, contract or any other agreement, instrument or obligation to which the Investor is a party or by which the Investor or its property is bound; (iv) result in the creation or imposition of any Lien upon any assets or properties of the Investor; or (v) violate any Law applicable to the Investor, other than in the case of clauses (iii) through (v) above, exceptions that would not have, individually or in the aggregate, a Material Adverse Effect.

                  Section 4.4 Financial Advisors and Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith, Incorporated, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of the Investor in connection with the Transaction Agreements or the transactions contemplated thereby, and no Person is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Investor or any of their respective members, managers, officers or employees.

                  Section 4.5 Ownership of Company Equity Securities; Purpose of Investment. The Investor does not own more than 1% of the outstanding voting stock of the Company (each of "own" and "voting stock" as defined for purposes of Section 203 of the DGCL). The Investor is acquiring the Securities under this Agreement for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Investor acknowledges that the Securities have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act. The Investor and each of its members is an accredited investor as defined in Rule 501 of Regulation D.

                  Section 4.6 No Prior Activities. The Investor was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities, conducted any operations, incurred any obligation or liability or entered into any agreements other than in connection with its organization or the matters contemplated hereby.


                                    ARTICLE V
                              PRE-CLOSING COVENANTS

                  Section 5.1 Consents; HSR Act. (a) The Company shall, at its cost and expense, use commercially reasonable efforts to obtain as promptly as possible, all Consents required to consummate the transactions contemplated by the Transaction Agreements, including those listed on Schedule 3.3. The Investor will reasonably cooperate in obtaining the Consents, but the Investor will not be required (i) to make any payment to any Person from whom such consent is sought or (ii) to accept any material changes in, or the imposition of any materially adverse condition to any Contract, Franchise, or License as a condition to obtaining any Consent. All Consents to be obtained by the Classic Companies shall be in a form reasonably acceptable to the Investor. Subsequent to the Closing, the Classic Companies shall continue to use commercially reasonable efforts to obtain in writing any Consent required to be obtained by it that was not obtained on or before Closing, and deliver copies of such to the Investors, in a form reasonably satisfactory to the Investor. The obligations set forth in this subsection shall survive Closing and shall not be merged in the consummation of the transactions contemplated hereby.

                     (b) Without limiting the generality of the foregoing, the Company will (i) take all actions necessary to make the filings required of it or its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days from the date of this Agreement, (ii) comply with any request for additional information received by the Company or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, (iii) cooperate with the Investor in connection with the Investor's filings under the HSR Act, and (iv) request early termination of the applicable waiting period.

                  Section 5.2 Conduct of Business. (a) From the date hereof until the Closing, the Company will conduct its business and will cause its Subsidiaries to conduct their respective businesses only in the ordinary course and will use, and will cause its Subsidiaries to use, their best efforts (i) to preserve their respective present business organizations, Assets, operations, goodwill and relationships with third parties, (ii) to keep available the services of the present directors, officers and employees except as may be otherwise agreed to by the parties, (iii) maintain in full force and effect all Franchises, Licenses and material Contracts; and (iv) preserve the present relationships of the Classic Companies with Persons having business dealings with it.

                     (b) Without limiting the generality of the foregoing, except as required pursuant to outstanding agreements or obligations of any Classic Company that have been disclosed to the Investor and set forth in the Schedules hereto, from the date hereof until the Closing, without the prior written consent of the Investor (except as expressly permitted or required by this Agreement), the Company will not, and will not allow its Subsidiaries to,
(i) issue or sell, or commit to issue or sell, any Equity Securities of any Classic Company, or any options, warrants or commitments or rights of any kind with respect thereto or any convertible or exchangeable securities; (ii) directly or indirectly purchase, redeem or otherwise acquire or dispose of any Equity Securities of any Classic Company, (iii) declare, set aside or pay, or commit to pay, any dividend or other distribution on any of the Equity Securities of the Company; (iv) borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business consistent with past practice; (v) permit any Assets to be subjected to any Lien or otherwise permit or allow the sale, transfer or disposition of any Assets of the Classic Companies, other than in the ordinary course of business consistent with past practice; (vi) make any capital expenditure or execute any lease, lease renewal or lease amendment or incur any commitment or liability therefor, except as contemplated by the Company's 1999 capital expenditure plan attached hereto as Schedule

5.2(b); (vii) pay, discharge or satisfy any Liability other than in the ordinary course of business and consistent with past practice; (viii) increase the compensation of any officer or employee; (ix) make or permit to be made any amendment to its charter, bylaws or other organizational documents or to the Acquisition Agreement; (x) make any change in financial reporting or tax or accounting methods or practices of the Company (including any change with respect to establishment of reserves, losses or any change in depreciation or amortization policies or rates adopted by it), except as required by law or U.S. GAAP and as set forth in Schedule 5.2(b) or change accounting firms; (xi) amend, modify, waive or compromise, or commit to waive or compromise, any provision of the Acquisition Agreement (including, without limitation, the closing conditions in Article VII of the Acquisition Agreement); (xii) effect any amendment, termination, waiver, disposal or lapse of, or other failure to preserve, any material License; (xiii) change customer rates for any tier of service or charges for remote or installations, or implement any re-tiering or repackaging of cable television programming offered by the Systems, or change billing, collection, installation, disconnect, marketing or promotional practices other than those changes described in Schedule 5.2(b); (xiv) seek amendments or modifications to existing Franchises or Contracts or accept or agree to accede to any modification or amendment to, or any condition to the transfer of, any of the Franchises, Contracts or owned Real Property that will adversely affect the Investor; (xv) agree with any Governmental Entity to extend or to toll the time limits applicable to such Governmental Entity's consideration of the FCC Form 394; or (xvi) agree to do any of the foregoing.

                     (c) From the date hereof until the Closing, the Company will, and will cause its Subsidiaries and Affiliates to, (i) maintain the tangible Assets in good condition and repair, ordinary wear and tear excepted;
(ii) perform all of its obligations under all of the Franchises, Licenses and Contracts without material breach or default; (iii) at the Investor's request, enforce and/or assign to the Investor its rights under the Acquisition Agreement; and (iv) operate each System in substantial compliance with applicable Laws, and, in each case, unless the Investor otherwise requests in writing, use its commercially reasonable efforts to (A) continue normal marketing, advertising, and promotional expenditures and practices with respect to each System, (B) maintain inventories of equipment and supplies at historical levels, (C) promptly deliver to the Investor copies of monthly unaudited balance sheets and statements of operations, cash flow and stockholders' equity and other reports with respect to the operation of the regularly prepared by the Company from the date hereof until the Closing within 25 days after each month end and (D) promptly inform the Investor in writing of any material adverse change in the financial condition or business operations of the Classic Companies or the Systems.

                  Section 5.3 Access. From the date hereof, the Company will, and will cause its Subsidiaries and Affiliates to, give to the Investor and its counsel, accountants, financial advisors, and other representatives, full access upon reasonable prior notice during normal business hours to (a) the cable systems, the real property, the assets, the management and the books and records (including tax books and records) of the Classic Companies and the Buford Companies (as defined in the Acquisition Agreement) and (b) the officers and employees of the Classic Companies and the Buford Companies, to furnish to the Investor financial and operating data and other information with respect to their respective assets and conduct of their respective businesses; provided, however, that such access will not disrupt normal business operations, and the Investor will use commercially reasonable efforts to limit the number of access requests; provided further that any such access to the Buford Companies will be pursuant to the terms of the Acquisition Agreement. Any investigation conducted by or on behalf of the Investor pursuant to this Section or otherwise will not affect the Investor's right to rely on the representations and warranties of the Company set forth herein.

                  Section 5.4 Non-Solicitation. From the date hereof until the earlier of the Closing or the termination of this Agreement (the "Exclusivity Period"), the Company will not, and will not authorize or permit any of its Subsidiaries or Affiliates or any of their Representatives to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any inquiry, proposal or offer (a "Proposal") from any Person relating to an Alternate Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Proposal or Alternate Transaction, other than a transaction with the Investor, or (iii) authorize, engage in, or enter into any agreement or understanding with respect to, any Alternate Transaction. The Company will promptly advise the Investor of any oral proposal and provide a copy to the Investor of any Proposal that the Company, any of its Subsidiaries or Affiliates or any of their Representatives may receive during the Exclusivity Period.

                  Section 5.5 Supplements to Disclosure Schedule; Notice and Cure. (a) Prior to the Closing, the parties will promptly supplement or amend the sections of the Schedules to this Agreement relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Schedules or would otherwise have been inconsistent with their representations set forth in this Agreement. No supplement or amendment by either party will be deemed to cure (or affect the rights of any party with respect to) any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII.

                  (b) The parties will promptly notify the other in writing of, and contemporaneously with such notices will provide to the other true and complete copies of all information and documents relating to, any event, transaction or circumstance occurring after the date hereof that causes or is reasonably likely to cause any of its covenants or agreements in this Agreement to be breached or that renders or is reasonably likely to render untrue any of its representations or warranties contained in this Agreement. The Company or the Investor, as the case may be, will use all reasonable efforts to cure before the Closing, (i) any such breach or misrepresentation by it and (ii) any violation or breach of any of its representations, warranties, covenants or agreements in this Agreement, whether occurring or arising before or after the date hereof.

                  (c) The parties agree to use all reasonable efforts to ensure that the conditions to the other party's obligations hereunder set forth in
Article VII are satisfied, insofar as such matters are within the control of such party. At all times prior to the Closing Date, the Investor will promptly notify the Company, and the Company will promptly notify the Investor, in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event which will or is reasonably likely to result in the failure to satisfy the conditions to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this
Section 5.5 will not limit or otherwise affect the remedies available hereunder to any party receiving such notice. The Company agrees to take all reasonable actions necessary to cause the Stockholder Agreement and the Registration Rights Agreement to be executed by a sufficient number of current stockholders in order to terminate that certain existing amended and restated stockholders agreement, dated as of October 31, 1995 and as amended, by and among the Company and certain investors named therein and that certain existing amended registration rights agreement, dated as of October 31, 1995 and as amended, by and among the Company and certain investors named therein.

                  Section 5.6 Financing. The Company will use all reasonable efforts to obtain the debt financing described in Schedule 5.6, all on terms reasonably satisfactory to the Investor. In addition, the Company agrees to consult with the Investor and obtain the Investor's prior approval (which approval will not be unreasonably withheld) in connection with all aspects of the financing of the Acquisition, including without limitation, (x) participation in bank meetings, due diligence sessions and road shows, (y) offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) any commitment letters, consent letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents. The Company will not take any action with respect to its current Form S-4 on file with the SEC which could affect the financing contemplated under Section 5.6 without the Investor's prior consent, which will not be unreason ably withheld.

                  Section 5.7 Stock Incentive Plan. At the Closing, the Company will adopt a stock incentive plan ("Stock Incentive Plan") for management which will provide for the issuance of Common Stock to the key employees of the Company. Grants of restricted stock or options under the Stock Incentive Plan will be determined by the Board of Directors, taking into account individual and Company performance as well as extraordinary transactions. The Stock Incentive Plan will be in a form and contain such additional terms that are mutually agreeable to the Investor and the Company.


                                   ARTICLE VI
                              ADDITIONAL COVENANTS

                  Section 6.1 Publicity. Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system on which the Equity Securities of any Classic Company may be listed, admitted to trading or quoted, neither the Company (or any of its Affiliates) nor the Investor (or any of its Affiliates) will, without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement.

                  Section 6.2 Director and Officer Indemnification. (a) So long as any nominee of the Investor ("Investor Nominee") or any of the current directors serves as a member of the Board of Directors or as an officer of the Company, the Company will provide to each such individual indemnification and directors' and officers' insurance having terms and provisions no less favorable to such individuals than the indemnification and directors' and officers' insurance provided to other directors and officers of the Company (including, without limitation, coverage for matters based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring while such Investor Nominee was a director, even though such Investor Nominee may no longer be a director at the time any claim for indemnification or coverage under insurance is made).

                     (b) So long as any Investor Nominee or any of the current directors serves as a member of the Board of Directors or as an officer of the Company, the Company will not amend the Certificate of Incorporation or Bylaws so as to adversely affect the rights of any such person with respect to indemnification by the Company for any losses incurred by such person in such person's capacity as an officer or director of the Company.

                     (c) So long as any Investor Nominee or any of the current directors serves as a member of the Board of Directors or as an officer of the Company, the Company will maintain in full force and effect, to the extent available, directors' and officers' liability insurance with respect to such person, which insurance will be in an amount, and will cover such risks, as is customary for a corporation in the same business as, or in a similar business to, that engaged in by the Company.

                  Section 6.3 Legend. The Investor agrees to the placement on
(i) certificates representing Securities purchased by the Investor pursuant to the terms hereof, and (ii) any certificate issued at any time in exchange or substitution for any certificate bearing such legend, of a legend substantially as set forth below:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS."

This legend will be removed from a certificate representing Securities if such securities represented thereby are sold pursuant to an effective registration statement under the Securities Act or there is delivered to the Company such satisfactory evidence, which may include an opinion of independent counsel, as may reasonably be requested by the Company, to confirm that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such shares will not violate the registration and prospectus delivery requirements of the Securities Act.

                  Section 6.4 Further Assurances. After the Closing, each party will from time to time, at the request of the other party and at its cost or expense, execute and deliver such other instruments and take such other actions as such other party may reasonably request to more effectively consummate the transactions contemplated hereby (including satisfaction but not waiver of the closing conditions set forth in Article VII).


                                   ARTICLE VII
                                   CONDITIONS

                  Section 7.1 Conditions to Investor's Obligations. The obligation of the Investor to consummate the transactions contemplated by this Agreement is subject to satisfaction or waiver, at or before the Closing, of each of the following conditions, unless waived in writing by the Investor:

                     (a) Representations and Warranties. The representations and warranties of the Company set forth in Article III will have been true and correct on and as of the date hereof and will be true and complete as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it will be true and correct as of such date).

                     (b) Performance. The Company will have performed in all material respects all obligations and complied with all agreements, undertakings and covenants required to be performed by it hereunder at or prior to the Closing.

                     (c) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law will have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance by the Company of any Transaction Agreement, and
(ii) no Governmental Entity will have instituted any Proceeding that seeks to, or issued a preliminary or permanent injunction or other order that remains in effect that will, restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance by the Company of any Transaction Agreement.

                     (d) Officers' Certificate. The Company will have delivered to the Investor at the Closing a certificate in form and substance reasonably satisfactory to the Investor dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in Sections 7.1(a)-(c) have been satisfied.

                     (e) Opinions of Counsel. The Investor will have received at the Closing (i) from Winstead Sechrest & Minick P.C., special counsel to the Company, a written opinion, dated the Closing Date, substantially as set forth in Exhibit A, and (ii) from Cole, Raywid & Braverman, special counsel to the Company, a written opinion, dated the Closing Date, substantially as set forth in Exhibit E.

                     (f) Employment Agreements. Belisle and Seach will have entered into the Belisle Agreement and Seach Agreement, respectively.

                     (g) The Acquisition. The Acquisition will close simultaneously with or before the Closing and all of the closing conditions set forth in Article VIII of the Acquisition Agreement will have been fulfilled to the reasonable satisfaction of the Investor.

                     (h) Financing. The Company will have obtained the debt financing described in Schedule 5.6, or such other financing that is reasonably satisfactory to the Investor.

                     (i) Amendment of Bylaws. The Bylaws will have been duly and validly amended by all necessary action of the Board of Directors to permit the Company to comply with its obligations under the Transaction Agreements.

                     (j) Amendment of Certificate of Incorporation. The Company will have amended the Certificate of Incorporation by filing with the Secretary of State of the State of Delaware a certificate of amendment which includes all changes necessary to authorize and issue the Securities and otherwise comply with the Transaction Agreements. A copy of the Certificate of Incorporation, certified by the State of Delaware, will have been delivered to the Investor.

                     (k) Consents. All Consents required for or in connection with the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby, including those listed in Schedule 3.3, will have been obtained and all waiting periods specified under applicable Law (including, without limitation, the waiting period under the HSR
Act), the expiration of which is necessary for such consummation, will have expired or been terminated.

                     (l) Documents. The Investor will have received all signed counterpart originals from each other party to, the Transaction Agreements to which the Investor is a party, each of the Stockholder Voting Agreements, and such other documents as it may reasonably request. Without limiting the generality of the foregoing, the Investor will have received counterparts to the Stockholders Agreement and Registration Rights Agreement executed by the Company and each Stockholder (as defined in such agreements).

                     (m) Board Representation. Directors' and officers' liability insurance will be available on customary terms to each Investor Nominee in an amount of coverage at least equal to $5,000,000.

                     (n) Subscribers; EBITDA. At the Closing, the Company will have not fewer than 184,500 Basic Subscribers and EBITDA of not less than $34,473,000.

                     (o) No Material Adverse Effect. Since the date of this Agreement, no event will have occurred which has had or is reasonably likely to have, a Material Adverse Effect.

                  Section 7.2 Conditions of the Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to satisfaction or waiver, at or before the Closing, of each of the following conditions, unless waived in writing by the Company:

                     (a) Representations and Warranties; Covenants. The representations and warranties of the Investor set forth in Article IV will have been true and correct on and as of the date hereof and will be true and correct as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it will be true and correct as of such date).

                     (b) Performance. The Investor will have performed in all material respects all obligations and complied with all agreements, undertakings and covenants required to be performed by it hereunder at or prior to the Closing.

                     (c) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law will have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance by the Investor of any Transaction Agreement to which the Investor is a party, and (ii) no Governmental Entity will have instituted any Proceeding that seeks to, or issued a preliminary or permanent injunction or other order that remains in effect that will, restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance by the Investor of any Transaction Agreement, to which the Investor is a party.

                     (d) Officer's Certificate. The Investor will have delivered to the Company at the Closing a certificate in form and substance reasonably satisfactory to the Company dated the Closing Date and signed an authorized signatory to the effect that the conditions set forth in Sections 7.2(a)-(c) have been satisfied.

                     (e) Opinion of Counsel. The Company will have received at the Closing from Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to the Investor, a written opinion, dated the Closing Date, substantially as set forth in Exhibit B.

                     (f) Consents. All Investor Consents required for or in connection with the execution and delivery of the Transaction Agreements to which the Investor is a party and the consummation of the transactions contemplated thereby, including those listed in Schedule 4.3, will have been obtained and all waiting periods specified under applicable Law (including, without limitation, the waiting period under the HSR Act), the expiration of which is necessary for such consummation, will have expired or been terminated.

                     (g) Documents. The Company will receive all such counterpart originals or certified or other copies of the Transaction Agreements and such other documents as it may reasonably request.

                                  ARTICLE VIII
                                   TERMINATION

                  Section 8.1 Termination of Agreement. This Agreement may be terminated by notice in writing at any time prior to the Closing by the Investor or the Company if:

                     (a) the Closing will not have occurred on or before September 30, 1999, provided, however, that the right to terminate this Agreement under this Section 8.1 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                     (b) any Governmental Entity of competent jurisdiction will have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Agreements, and such judgment, injunction, order, ruling, decree or other action becomes final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this paragraph (b) will have used its best efforts to have such judgment, injunction, order, ruling or decree lifted, vacated or denied; or

                     (c) the Company and the Investor so mutually agree in writing.

                  Section 8.2 Effect of Termination. If this Agreement is terminated in accordance with Section 8.1, the terminating party will promptly give notice thereof to the other party, and this Agreement will become null and void and of no further force and effect except that (i) the terms and provisions of this Section 8.2, Section 6.1 and Articles IX and X will remain in full force and effect, (ii) any termination of this Agreement will not relieve any party hereto from any liability for any willful breach of its obligations hereunder and (iii) if (A) the Company or any Affiliate thereof completes any transaction involving the direct or indirect acquisition of the Buford Group, Inc., and (B) this Agreement has not been terminated as a result of a willful breach of the terms of this Agreement by the Investor, the Company will pay to the Investor upon the closing of any such transaction the Deal Fee in immediately available funds by wire transfer to an account designated by the Investor at least two (2) Business Days before the transfer.


                                   ARTICLE IX
                                    REMEDIES

                  Section 9.1 Indemnification. (a) The Company agrees to indemnify and hold harmless (i) the Investor, each member thereof, each member or limited or general partner of each such member, each member or limited or general partner of each such limited or general partner and each of the Affiliates and Representatives of each of the foregoing (collectively, the "Indemnified Investor Parties") from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Losses"), incurred by, imposed upon or asserted against any of the Indemnified Investor Parties as a result of, relating to or arising out of, the breach of any representation, warranty, agreement or covenant made by the Company in any Transaction Agreement to which the Investor is a party or in any certificate delivered by the Company pursuant to any Transaction Agreement to which the Investor is a party (each of which will be deemed to have been made for the benefit of all members of the Investor Group, as defined in Section 13d-5 of the Exchange Act) and (ii) the Investor, each member thereof, each limited or general partner of each such member, each limited or general partner of each such limited or general partner and each of the Affiliates and Representatives of each of the foregoing, to the fullest extent permitted by law, against any and all Losses incurred by, imposed upon or asserted against any such Indemnified Investor Party as a result of, relating to or arising out of any Proceedings to which such Indemnified Investor Party is made a party (other than as a plaintiff) or any penalties, costs, claims, liabilities, damages or expenses suffered by such Indemnified Investor Party, in each case in its capacity as a direct or indirect holder or owner of Securities or as a result of being a party to this Agreement or the letter of intent dated April 26, 1999 between the Investor and the Company, or otherwise related to the Acquisition Agreement or the transactions contemplated thereby; provided that unless and until a final and non-appealable judicial determination is made that such Indemnified Investor Party is not entitled to indemnification under clause
(ii) above, each such Indemnified Investor Party will be reimbursed for all indemnified Losses under clause (ii) above as they are incurred; provided further, that if a final and non-appealable judicial determination is made that such Indemnified Investor Party is not entitled to be indemnified for Losses under clause (ii) above, such Indemnified Investor Party will repay to the Company the amount of such Losses for which the Company will have reimbursed such Indemnified Investor Party. No indemnification will be provided for any Losses arising as a result of the bad faith, gross negligence or wilful misfeasance of the Indemnified Investor Party.

                     (b) The Investor agrees to indemnify and hold harmless the Company and Representatives (collectively, the "Indemnified Company Parties") from and against any and all Losses incurred by any of the Indemnified Company Parties as a result of, or arising out of, the breach of any representation, warranty, agreement or covenant made by the Investor in the Transaction Agreements or in any certificate delivered by the Investor pursuant to the Transaction Agreements. No indemnification will be provided for any Losses arising as a result of the bad faith, gross negligence or wilful misfeasance of the Indemnified Company Party.

                     (c) The following provisions will apply to claims for Losses from claims by a third party ("Claim"). The indemnifying party will have the absolute right, in its sole discretion and at its sole expense, to elect to defend, contest or otherwise protect against any such Claim with legal counsel of its own selection. The Indemnified Investor Parties or the Indemnified Company Parties, as the case may be, will have the right, but not the obligation, to participate, at their own expense, in the defense thereof through counsel of their own choice and will have the right, but not the obligation, to assert any and all crossclaims or counterclaims they may have. The Indemnified Investor Parties or the Indemnified Company Parties, as the case may be, will, and will cause their Affiliates to, at all times cooperate in all reasonable ways with, make their relevant files and records available for inspection and copying by, and make their employees available or otherwise render reasonable assistance to, the indemnifying party (i) in its defense of any action for which indemnity is sought hereunder and (ii) its prosecution under the last sentence of this Section 9.1(c) of any related claim, cross-complaint, counterclaim or right of subrogation. If the indemnifying party fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Indemnified Investor Parties or the Indemnified Company Parties, as the case may be, will have the right, but not the obligation, to defend, contest, assert cross-claims or counterclaims or otherwise protect against the same. No claim or action subject hereto may be settled unless the Indemnified Investor Parties or the Indemnified Company Parties, as the case may be, and the indemnifying party consent thereto, such consent not to be unreasonably withheld. The indemnifying party will be subrogated to the claims or rights of the Indemnified Investor Parties or the Indemnified Company Parties, as the case may be, as against any other persons with respect to any Loss paid by the indemnifying party under this Section 9.1(c).

                     (d) The Indemnified Investor Parties and the Company Indemnified Parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification. Whenever any claim will arise for indemnification, the Indemnified Party will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim, and the facts constituting the basis for such claim. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.

                     (e) An Indemnifying Party, upon acknowledgment of its liability for the Claim, will be entitled to assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, that:

                           (i) the Indemnified Party will be entitled to participate in the defense of such Claim and to employ counsel at its own expense to assist in the handling of such Claim;

                           (ii) no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such Claim, (B) if such judgment or settlement would result in the finding or admission of any violation of Law or (C) if as a result of such consent or settlement injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could interfere with or adversely affect the business, operations or assets of the Indemnified Party; and

                           (iii) if the Indemnifying Party does not assume control of the defense of such Claim in accordance with the foregoing provisions within ten days after receipt of notice of the Claim or, if having taken over such defense does not in the reasonable opinion of the Indemnified Party proceed diligently to defend such Claim, then the Indemnified Party will have the right to defend such Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party pursuant to the terms of this Agreement. The Indemnifying Party will be bound by any defense or settlement that the Indemnified Party will make in good faith with respect to such Claim, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 9.1. No indemnification will be provided for any Losses arising as a result of the bad faith, gross negligence or wilful misfeasance of the Indemnified Party.

                     (f) The remedies provided herein will be cumulative and will not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

                     (g) No action by an Indemnified Party to determine the extent of indemnified liability, including, but not limited to, voluntary disclosure to authorities or potential claimants, will in any way affect such Indemnified Party's right to indemnification from the Indemnifying Party.

                     (h) Each party will be liable to others pursuant to Section 9.1(a) or 9.1(b) only to the extent and in the amount that aggregate Losses indemnifiable under those Sections exceed $500,000.

                  Section 9.2 Survival of Representations and Warranties. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party, each representation or warranty in this Agreement or certificates delivered pursuant to this Agreement will survive the Closing for a period of 18 months, except that the representations and warranties set forth in Sections 3.17, 3.18 and 3.23 will survive until ninety (90) days after the expiration of all applicable statutes of limitations (and extensions thereof). The covenants and agreements contained herein will survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement will survive for such specified term. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations. Any claim for indemnification under this Article IX arising out of the inaccuracy or breach of any representation, warranty, covenant or obligation must be made prior to the expiration of 18 months after the Closing, except that claims for inaccuracies or breaches of Sections 3.17, 3.18 or 3.23 can be made until ninety (90) days after the expiration of all applicable statutes of limitations (and extensions thereof).


                                    ARTICLE X
                                  MISCELLANEOUS

                  Section 10.1 Fees and Expenses. The Company will be responsible for the payment of all expenses incurred by the Company in connection with the Transaction Agreements and the transactions contemplated thereby, regardless of whether such transactions are consummated, including, without limitation, all fees and expenses of the Company's legal counsel and all third-party consultants engaged by the Company to assist in such transactions. The Company will reimburse the Investor (a) regardless of whether the transactions contemplated hereby are consummated, in an amount up to $750,000 for all reasonable out-of-pocket costs and expenses incurred by the Investor in connection with the Transaction Agreements and the transactions contemplated thereby, including, without limitation, all fees and expenses of the Investor's legal counsel, financial advisors, accountants, and all third-party consultants engaged by the Investor to assist in such transactions, provided that the $750,000 cap cannot be waived or increased without the approval of an Investor Majority (as defined in the Stockholders' Agreement), (b) in the event of Closing, for the fees payable to the Investor's financial advisors in connection with the Closing (including, fees of Merrill Lynch & Co.), and (c) all fees and expenses incurred in connection with enforcing the provisions of, and collecting amounts payable pursuant to, this Section 10.1 and Section 8.2, including fees and expenses of legal counsel; provided that, the Investor will not be entitled to reimbursement pursuant to this Section 10.1 if the transactions contemplated hereby are not consummated as a result of a willful breach of the terms of this Agreement by the Investor. Such reimbursements will be due to the Investor promptly following any termination of this Agreement for any reason or, in the case of fees and expenses incurred thereafter, promptly upon demand therefor. All amounts payable under this Agreement will be paid in immediately available funds by wire transfer to an account or accounts designated by the recipient of such amounts.

                  Section 10.2 Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly given, if delivered personally, by telecopier or sent by first class mail, postage prepaid, as follows:

                     (a)  If to the Company, to:

                               Classic Communications, Inc.
                               515 Congress Ave.
                               Austin, TX  78701
                               Attention:  J. Merritt Belisle
                               Fax:  (512) 476-5204

                               With a copy to:

                               Winstead Sechrest & Minick P.C.
                               100 Congress Avenue, Suite 800
                               Austin, TX  78701
                               Attention:  Timothy E. Young, Esq.
                               Fax:  (512) 370-2850

                               And a copy to:

                               Cary Ferchill, Esq.
                               500 Capital of Texas Highway North
                               Building 6, Suite 225
                               Austin, TX  78746
                               Fax:  (512) 327-7272

                           (b) If to the Investor, to:

                               Brera Classic, LLC
                               c/o Brera Capital Partners, LLC
                               712 Fifth Avenue
                               34th Floor
                               New York, NY  10009
                               Attention:  Lisa Hook
                               Fax:  (212) 835-1399

                               With a copy to:

                               Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive, Suite 2300
                               Chicago, IL  60606
                               Attention:  Peter C. Krupp, Esq.
                               Fax:  (312) 407-0411

                     (c) If to any other holder of Common Stock, addressed to such holder at the address of such holder in the record books of the Company, or to such other address or addresses as will be designated in writing. All notices will be effective when received.

                  Section 10.3 Remedies Cumulative. The remedies provided herein will be cumulative and will not preclude an indemnified party from asserting any of the rights or seeking any other remedies against the indemnifying party or its successor assigns.

                  Section 10.4 Entire Agreement; Amendment; Waiver. (a) This Agreement and the documents described herein and the exhibits and schedules attached or delivered pursuant hereto (including, without limitation, the Schedules, the Registration Rights Agreement, and the Stockholders' Agreement) set forth the entire agreement between the parties with respect to the transactions contemplated by this Agreement and supersede the letter agreement dated April 26, 1999, between the Company and the Investor, which is terminated in its entirety hereby.

                  (b) Any provision of this Agreement may be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

                  (c) No failure on the part of any party to exercise, and no delay in exercising, any right will operate as waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by the Investor of the Company prior to or after the date hereof will stop or prevent the Investor from exercising any right hereunder or be deemed to be a waiver of any such right.

                  Section 10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to constitute an original, but all of which together will constitute one and the same document.

                  Section 10.6 Governing Law. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State, without regard to the principles of conflicts of laws except to the extent necessary to permit this Agreement to be governed by New York law as set forth above.

                  Section 10.7 Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY NEW YORK STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY BUSINESS OR OTHER DISPUTES BETWEEN THE PARTIES (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH
COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON

THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                  Section 10.8 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

ACCORDINGLY, EACH PARTY ACKNOWLEDGES THAT IT HAS WAIVED ITS RIGHT TO SUE OR BE SUED IN TEXAS AND TO A JURY TRIAL. EACH PARTY HAS DISCUSSED THIS AGREEMENT WITH ITS COUNSEL AND AGREES TO BE BOUND BY ITS TERMS.

                  Section 10.9 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the Company's successors and assigns. Neither this Agreement nor any rights hereunder will be assignable by operation of law or otherwise by any party hereto without the prior written consent of the other party; provided, however, that the Investor may assign all or part of its interest in this Agreement and its rights hereunder to any of its Affiliates and, thereafter, the term "Investor," as applied to the assigning Investor, will include any such Affiliate to the extent of such assignment and will mean the assigning Investor and such Affiliates taken collectively.

                  Section 10.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 6.2 will inure to the benefit of and be enforceable by the Investor Nominees and the provisions of Section 9.1 will inure to the benefit of and be enforceable by each Indemnified Party.

                  Section 10.11 Brera Capital Partners Limited Partners. The Investor has delivered a copy of a binding contribution agreement from Brera Capital Partners Limited Partners to the Investor providing for the contribution to Investor of up to $20 million. The Investor agrees to take all actions necessary to draw upon such commitment to fund its liabilities hereunder.

                  IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

                                     BRERA CLASSIC, LLC



                                     By  /s/ Lisa A. Hook
                                         -----------------------------------
                                         Name:  Lisa A. Hook
                                         Title:  Authorized Signatory


                                     CLASSIC COMMUNICATIONS, INC.



                                     By  /s/ J. Merritt Belisle
                                         -----------------------------------
                                         Name:  J. Merritt Belisle
                                         Title:  Chief Executive Officer